SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
[ ]  Definitive Proxy Statement                Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to
     Section 240.14a-12.


                                   AETNA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

The following is a transcript of the prepared remarks from Aetna Inc.'s third quarter 2000 earnings conference call on November 1, 2000:


                                   AETNA INC.

                             Moderator: Robyn Walsh
                                November 1, 2000
                                  9:00 a.m. ET

Operator:           Ladies and gentlemen, thank you for standing by. Welcome to the Aetna Incorporated third quarter earnings release conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session. At that time, if you have a question, you will need to press the 1 followed by the 4 on your telephone. As a reminder, this conference is being recorded Wednesday, November 1, 2000. I would now like to turn the conference over to Ms. Robyn Walsh, vice president of investor relations for Aetna Incorporated. Please go ahead, ma'am.

Robyn Walsh:        Good morning, everyone, and welcome the third quarter 2000 earnings conference call. With me this morning and chairman and CEO, Bill Donaldson, vice chairman and CFO, Alan Weber,
                    Aetna US Healthcare president and CEO, Dr. Jack Rowe, and
                    Aetna US Healthcare head of operations, John Coyle. We will begin today's call with remarks from Bill Donaldson, Jack
                    Rowe, and Alan Weber. I will review the third quarter results and key earnings trends for each of the businesses.
                    Everyone on the call this morning will be available to respond to questions during the Q&A.

                    During the call we will make forward-looking statements. Some factors that may materially impact these statements and could cause actual future results to differ materially from currently expected results are described in greater detail in our SEC filings, particularly our 2000 Form 10Q's, Form 8K filed on July 18 and July 20, our proxy statement and Form 10 filed on October 18, 2000, our 1999 annual report on Form 10K, and our 1999 annual report to shareholders.

                    As you know, the SEC has recently adopted Regulation FD. In light of Regulation FD, we will be limited in responding to inquiries from investors or analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this conference call. Now I will turn the call over to Bill.

Bill Donaldson:     Thanks very much, Robyn. Thank you all for joining us
                    today. Aetna today reported third quarter 2000 operating earnings before other items of 158 million, or $1.10 per share versus our earnings in the second quarter of 2000 of 134 million, or 94 cents per share. Third quarter earnings in 1999 were 184 million, or $1.21 per share. Although we had an 80 basis-point improvement in the MLR of our Aetna
                    US Healthcare commercial risk business, the fundamental medical cost trend as projected on the second quarter analyst call was essentially flat for the quarter. The medical cost trend is projected to remain flat for the fourth quarter. Additional premium increases and cost reductions underway are not expected to have a material impact until the first quarter 2001.

                    Our Prudential Healthcare business is in transition. The results have deteriorated and are clearly a disappointment, but as Alan Weber will explain in detail in a few minutes, we have identified the particular root causes and are implementing corrective action for this business, which represents approximately 16 percent of our membership.

                    At this point, let me try to put upcoming comments by Jack Rowe, Alan Weber, and Robyn Walsh into the context of the intensive program for change, which my colleagues and I have had underway since last February. As I think you know, our first task was to move quickly to understand the impediments that seem to be negatively affecting the operating and financial results of our Aetna US Healthcare business and, given Aetna US Healthcare's size, the results of Aetna as a whole.

                    Upon completion of intensive review by senior management and our outside financial and legal advisors, we took as a first step a decision to unlock and return to our shareholders a value inherent in our Aetna Financial Services and Aetna international businesses. Our efforts to this end culminated with the announcement last July of the proposed sale of these units to ING. The transaction, I'm pleased to report, is on track and scheduled for closing in early December. The details are covered in our recently filed Form 10 and proxy and the shareholders meeting and vote is scheduled for November 30, 2000. A major collateral benefit of this transaction, besides on the value to be received and the focus we can now bring to our leading physician and health care business is the elimination of diversions of cash flows from health to other units of Aetna.

                    Current with the efforts to affect this transaction, we organized several strategic teams from within Aetna to take a fresh and critical look in a number of operating areas -- our market delivery system, our products, customer services, our e-health resources and initiatives, and our management structure. Augmenting this work with outside experts and advisors, we have focused on a range of company policies and approaches that no longer seemed appropriate in the rapidly changing landscape to the managed care industry. Let me mention a few examples.

                    In retrospect, it was clear that the company's emphasis on top-line growth and increasing market share had led to underpricing of our commercial risk business. This was compounded by broker and sales force incentives which focused on membership growth rather than expanding margins and return on investment. Our growth by acquisitions necessitated the consolidation of service center platforms which has resulted in a deterioration of our customer service and satisfaction. We had a provider contracting rigidity, which added to the hassle factor for both member and provider with a cost to implement that, in many cases, did not justify the benefit we sought. We were providing a limited new product innovation that did not meet the rapidly changing demands of the marketplace. We were operating with a highly centralized management structure that resulted in the promulgation of standardized, uniform approaches in a business which, although national in scale, must be responsive to diverse and unique local member and provider needs. We are moving to address these and many other new directions for Aetna US Healthcare.

                    As you all know, we are most fortunate to have Dr. Jack Rowe as a new president and chief executive of Aetna US Healthcare. In addition to being a distinguished physician and proven healthcare manager and executive, Jack brings to his new role at Aetna, a professional career intimately involved in the issues that face our industry and company. Jack will now review the actions we have taken and are planning to take, and will discuss some of the drivers of our results and plans for the future that should give you a feel for the magnitude and timing of these initiatives. Jack?

Jack Rowe:          Thank you, Bill, thank you very much, and thanks to all of you for joining us this morning. I see my responsibility to Aetna and its stakeholders as creation of a more profitable, more effective company. In order to achieve this objective, we must identify and manage the major elements that drive our effectiveness and our profitability, and we must also undertake the changes in our operating processes and interactions that will facilitate implementation of a new strategic plan.

                    As we move forward, I see events and actions breaking into three somewhat overlapping time periods. The first period actually began earlier this year and will continue through the fourth quarter. The second period, what I term the transition period, will run from the present time through June of 2001, and then a third period begins and moves forward, encompassing the announcement and the implementation of the strategic plan for the new Aetna.

                    The first period event includes those up to and including the closing of the ING transaction and related activities. This is a transformational event for the company. In the transition period, second period, which starts now, we will undertake two types of specific actions -- those that directly improve our financial performance and those that will facilitate implementation of our new strategic plan.

                    The actions that will improve our financial performance and profitability, which we are currently undertaking include first, withdrawal from certain Medicare Plus Choice service areas for the year 2001. Second, withdrawal from identified commercial HMO markets which have not been profitable, and which are not of key strategic value to the company. Third, implementation of very significant price increases, which become effective January 1, 2001. Fourth, completion of the Phase 1 cost reductions for the year 2000 that were announced earlier in this year. We had originally announced plan savings of 100 million to 150 million pretax. Our actual cost reductions to date have been at the higher end of that range. Next, a development of very significant additional cost reductions for the year 2001, at least twice that of the planned Phase 1 savings, and, lastly, enhance control of medical costs by implementing several specific actions as we transition the company from a centrally to a more regionally managed organization.

                    In addition to improving profitability during this transition period, we are also spending very considerable time and effort on a number of issues that will facilitate the new plan. These include, first, repairing our relations with physicians and hospitals, plan sponsors, consultants and brokers, and other strategic partners. Second, beginning a reorganization of our administrative systems and reengineering of many of our business processes and service elements. Thirdly, strengthening the management structure of the company with identification of new senior positions and a proper organization of the senior management that will align our management resources with the tasks at hand.

                    Regarding the new strategic plan, this will be based on our new member-centric philosophy and the identification and articulation of our value-added. We aim to go beyond simply serving as a fiscal intermediary and aim to have the capacity to enhance physician effectiveness and individual patients' health-related decision-making. The development of the plan will be significantly informed by a report offered by a major consultant group who evaluated the company earlier this year, and, very importantly, by the excellent work of the key strategic planning teams that were established by Bill Donaldson in the spring. These strategic planning teams have worked and made specific recommendations in a number of areas, many of which are already underway including product flexibility and the introduction of the new products, the creation of strategic partnerships, sales force realignment, reengineering the business and service processes, leverage and coordination of our substantial functional assets, enhancement of our e-health capacity, and approaches to the identification of the most effective market presence for the new Aetna.

                    The development of our strategic plan will encompass much of the beginning of 2001, by which time the actions that we are currently undertaking to enhance profitability will be having beneficial effects, and our efforts to enhance our relationships with key partners and stakeholders will prepare the environment for the introduction of the new Aetna.

                    I know that you want the answers to many questions regarding our financial performance, and you deserve to know. We have had very positive preliminary results in the strategic teams that Bill Donaldson started, but in light of the several new initiatives that we've begun, that I have reviewed in part with you here this morning, we are refining our projections for the fourth quarter and the business plan for 2001. We will be in a position to give you more details with respect to this in December. What I am confident in saying at this point is that we will be profitable in 2001, and that performance is projected to improve over the level experienced in the second half of 2000.

                    Now Alan Weber will provide an earnings overview in the fourth quarter outlook. Alan?

Alan Weber:         Thank you, Jack. As expected, our third quarter commercial health operating earnings for Aetna US Healthcare, excluding Pru, reflected a 10-percent medical cost trend similar to what we experienced in the second quarter. We saw some improvement in Aetna US Healthcare's base commercial HMO business, however, there was some weakening in the Prudential Healthcare results. Let me turn to Prudential Healthcare.

                    The Pru commercial HMO MLR rose to 93.9 percent in the third quarter from 88.9 percent in the second quarter. This resulted in an overall Pru MLR of 89.4 percent, excluding the net MLR reinsurance benefit and compared to 86.6 in the second quarter. The rise in medical costs for the quarter for Pru commercial HMO was also due to additional costs related to prior periods in 2000, and a higher trend assumption for the third quarter. We have identified the root causes that represent the bulk of the worsening experience, and we're taking a number of corrective actions that are expected to improve performance.

                    A concentration of markets and customers has driven our performance year-to-date for Pru commercial HMO. About 10 markets comprising approximately half the peak Pru commercial book have experienced medical cost trends 600 basis points in excess of the premium yields in those markets. In the remaining Pru markets, the medical cost trend has been approximately 100 basis points above premium increases, largely resulting from higher-than-anticipated utilization. In the core performing Pru markets, utilization issues, as well as the effects arising from certain terminated risk deals have been the key drivers of the higher medical costs.

                    To address this utilization, we have reallocated resources to on-site concurrent review and case management. We also do not anticipate any further medical cost trend increase from the termination of any remaining provider risk deals.

                    Also contributing to the results are 30 large customers that account for 20 percent of the total Pru membership and have an MLR of approximately 105 percent. Lapses will eliminate nine of these 30 cases. These lapsing cases represent 27 percent of these members and 110 percent MLR. We believe pricing actions with the remainder of the large cases will further improve the performance. Pru results before goodwill, interest, severance, and the benefit of the MLR reinsurance and ASO supplemental fees, were approximately 19 million negative for the third quarter compared to breakeven results in the second quarter. Including the MLR reinsurance and ASO supplemental fees, severance, goodwill, and interest, Pru lost the penny-per-share for the third quarter compared to earning approximately 13 cents per share in the second quarter.

                    We are continuing to move customers to the Aetna US Healthcare products as they renew. To date, we've moved approximately 400,000 members to the Aetna products. Operationally, we are ready to convert an additional 1.2 million members to Aetna products by January 1, 2001. The benefit of moving the Pru members to the Aetna products and Aetna infrastructure, is generally to experience a more consistent medical cost structure and will improve the overall results.

                    We expect the Pru commercial HMO business to improve in 2001, as roughly one-third of this business lapses, one-third of this business converts to Aetna products, and as a residual Pru product reprices, we expect an average yield in excess of 15 percent.

                    As a note, beginning in the fourth quarter, combined results will be directly comparable on a quarter-over-quarter basis. So, accordingly, we will only report and discuss results and statistics for all of our health business, and we'll no longer report Pru results or statistics separately.

                    Let's talk about the fourth quarter. Upon the finalization of the sale of AFS and international to ING, we expect to record non-recurring after-tax charges relating to the transaction of between 200 million and 250 million. Additionally, assuming the ING transaction closes in early December, the results for AFS and international would be reflected as discontinued operations for the fourth quarter. Accordingly, Aetna US Healthcare and large-case pensions would be presented as the new stand-alone entity, similar to the financial statements reflected in the proxy and Form 10.

                    We are conducting a comprehensive review of the health business model, and we are in the process of considering and implementing a number of strategic initiatives as just discussed by Jack Rowe and Bill Donaldson. Once the initiatives are decided, this could result in a significant severance and/or other charges in the fourth quarter. In addition, we will exit a significant number of Medicare service areas. We will evaluate the need to establish liabilities related to this exit. Also, there is approximately $270 million of goodwill that is identified with these service areas. The Medicare exits could result in severance charges, goodwill write-offs, or other charges for the fourth quarter.

                    For the remainder of 2000, we anticipate that our premium yields will continue to show improvement, and that our medical cost trends will be consistent with those experienced in the second and third quarter. Due to the normalcies and ramp up of activities related to January 1 renewals and the increased costs related to the January 1st Pru conversion, we expect a sequential increase in SG&A. For large-case pensions, we project income in the fourth quarter to be about half what it was in the third quarter, reflecting the lack of anticipated partnership income. We project Aetna's combined interest and corporate other expenses to be approximately 20 percent less than the amount recorded currently in the third quarter.

                    Now I'll turn the call back to Robyn.

R. Walsh:           Thank you, Alan. Today Aetna reported third quarter
                    operating earnings, excluding other items, of 158 million, compared to earnings of 184 million in third quarter of 1999. Aetna's operating earnings per share of $1.10 is 9 percent below the $1.21 per share reported for the third quarter of '99. Third quarter 2000 operating earnings include the following after tax: approximately 15 million in partnership distribution, 12 million of severance costs, and 6 million of net favorable contract development in Aetna US Healthcare, approximately 5 million of favorable non-recurring tax items international, and approximately 9 million of partnership income in large-case pensions. Cash earnings for the quarter defined as operating earnings plus goodwill amortization, were $1.77 per share compared to the $1.82 per share for the prior-year quarter. Third quarter
                    2000 operating earnings do not include a $5.2 million after-tax charge related to a shareholder litigation settlement agreement.

                    Aetna US Healthcare -- since third quarter 1999, only reflects a partial quarter of PHC results, the Aetna US Healthcare discussions will be based upon sequential comparison as opposed to the quarter-over-quarter comparison. Aetna US Healthcare reported after-tax operating earnings before goodwill of $163.7 million for the quarter, essentially level with the second quarter's results. Health risk business earnings before goodwill for the quarter, which include Prudential Health Care results were 81.3 million after tax, a 2-percent decrease over the second quarter 2000. Due to the lower PHC results and higher Medicare and medical costs partially offset by improved results in Aetna US Healthcare's commercial base book and greater investment income.

                    Third quarter results for PHC's commercial HMO business reflected significantly higher medical costs, which Alan addressed earlier. Health risk earnings were adversely affected by significantly higher Medicare medical costs driven by some deterioration in markets we announced our intention to exit, and the unfavorable impact of the resolution or termination of certain provider contracts. In addition, health risk earnings also reflected the favorable development of a government plan arrangement related to prior years. Aetna US Healthcare's commercial base book showed improvement as a higher level of rate increases for the quarter exceeded the sequential increase in medical costs. This was evident in the 80 basis-point sequential decline in the commercial MLR. Third quarter earnings in group insurance and other health business were 3 percent higher sequentially, due primarily to greater partnership income distributions, partially offset by higher expenses.

                    Aetna US Healthcare's commercial HMO quarter-over-quarter medical cost trend for the third quarter, excluding Prudential, was approximately 10 percent. Aetna US Healthcare's Medicare HMO trend is in the 11-percent to 13-percent range, and the PPO trend is in the 11-percent to 13-percent range also. Total Aetna US Healthcare pharmacy costs on a per-member, per-month basis have risen approximately 7 percent quarter-over-quarter, reflecting the effect of benefit plan changes, the move to triple co-pay options, and our medical cost initiative. The number of Aetna US Healthcare members with the triple co-pay option continues to grow and has gone from 25 percent as of December 1999 to approximately 56 percent as of September 30th. SG&A for the third quarter 2000 included 12.3 million of after-tax severance costs related to Prudential Health Care. Second quarter after-tax severance costs were 16.2 million.

                    I will now review the operating statistics of the business. Pricing -- for premiums reported during the third quarter we have achieved an 8 percent to 9 percent quarter-over-quarter yield on the Aetna US Healthcare commercial HMO business excluding Prudential, and a 12-plus percent quarter-over-quarter yield on the Prudential commercial HMO business including benefit changes and geographic mix.

                    Investment income -- Aetna US Healthcare recorded a 23 million sequential improvement in investment income reflecting higher-than-average partnership income. Aetna US Healthcare's investment portfolio includes a certain amount of equity partnership. Income is reported on these partnerships when a distribution is received from the general partner. Over the last six quarters, partnership income averaged approximately $9 million per quarter.

                    Membership -- total health membership served now stands at
                    19.2 million members, down approximately 1.3 million members from year-end '99. Excluding Prudential Healthcare, total health membership was up 1.3 percent compared to year-end '99. We continue to project that the US Healthcare commercial HMO risk membership growth for 2000, excluding Prudential, and to be in the mid single-digits with overall membership slightly up. The total Prudential membership decline year-to-date is approximately 30 percent. HMO risk membership, excluding Prudential, is now approximately 5-percent higher than year-end '99 levels. There was a 28-percent decline for Prudential HMO risk members year-to-date. This resulted in a net decline in the combined HMO risk membership of approximately 6 percent compared to year-end '99. Prudential commercial HMO risk membership is now projected to decline in the 30-percent range while overall Prudential health membership is expected to decline by 30 percent plus. This is a greater decline than we had previously estimated, reflecting the impact of significant price increases.

                    Our net worth -- Aetna's provider network is in excess of 450,000 providers as of October 1, 2000. We continue to work on our network development as demonstrated by our overall network growth, which has increased 10.3 percent for HMO and 5.2 percent for PPO since January 1, 2000.

                    Bed days per 1,000 -- our bed day statistics for commercial and Medicare show increased utilization quarter-over-quarter of 5 percent and 6 percent, respectively. Commercial bed days in the third quarter 2000 were about level, sequentially, while Medicare bed days were 5 percent lower sequentially.

                    Medical loss ratios, commercial -- the combined commercial MLR for the third quarter is 87.4 percent, a 60 basis-point increase from the second quarter due to the higher medical costs in Prudential. The commercial MLR for the third quarter, excluding Pru, was 85.1 percent, an 80 basis-point improvement over the second quarter MLR due to premium increases on July renewals.

                    Medicare -- the combined Medicare MLR for the second quarter is 99 percent, a 170 basis-point increase over second quarter due to higher medical costs driven by some deterioration in markets we announced our intention to exit, and the unfavorable impact of the resolution or termination of certain provider contracts. In late June we announced our intent to exit those Medicare HMO markets where plan operations are no longer feasible under current federal reimbursement levels and market conditions. These withdrawals will take effect on January 1st of 2001, and would affect approximately 340,000 current Medicare HMO members, or approximately 55 percent of our Medicare membership.

                    In the third quarter, those Medicare HMO markets had a combined MLR of approximately 103 percent. Excluding those markets, the Medicare MLR would have been approximately
                    92.5 percent. Until year end, we will continue to focus on mitigating the effects of the higher Medicare medical costs.

                    Days payable -- the number of days of HMO medical expense and medical costs payable as of September 30, 2000, for Aetna US Healthcare and Prudential combined is 57 days compared to 55.5 days on a combined basis in the second quarter. Backlog is roughly level compared with the second quarter. We believe our claim reserves, as of September 30, are adequate.

                    HMO SG&A -- HMO SG&A expenses, excluding severance costs, and the New Jersey assessment in the second quarter, were
                    11.1 percent of revenues, lower than the 11.4 percent in the second quarter, reflecting continued expense initiatives, workforce attrition, and PHC synergies. For 2000 we were on target to meet our goal for the HMO SG&A expense ratio, including Prudential, which is to be in the 11.5-to 12.5-percent range. Overall, expenses were slightly higher sequentially, due to greater expenses related to group insurance.

                    Aetna Financial Services -- Aetna Financial Services' third quarter earnings of 67 million after tax grew 21 percent over the third quarter last year and 6 percent sequentially, primarily due to business growth outpacing expense growth. Aetna's financial services assets under management and administration have grown to 82 billion, up 19 billion over the third quarter of '99. Despite the market decline during 2000, AFS assets under management and administration have grown 9 billion since year-end '99 primarily due to business growth. Sales for the year are up 13 percent compared to the nine-month period of 1999, excluding the sale of large cases won in both periods.

                    Financial services annuity expense-to-asset ratio improved one basis point over third quarter last year, to 65 basis points. The expense-to-asset ratio was up sequentially due to a lack of growth in assets under management as well as previously disclosed investment to improve business system infrastructures and to increase our distribution capabilities. Assuming the completion of the transaction with ING in the fourth quarter, AFS results would be reflected as a discontinued operation.

                    Aetna International -- Aetna International's third quarter operating earnings from continuing businesses of 63 million after tax improved by 37 million over last year's quarter. Third quarter earnings included approximately 5 million of favorable net tax items. International's quarter-over-quarter results were attributable to the addition of earnings by the new life insurance company in Japan, improved earnings in the Mexican operation, improved results in Brazil, and revenue growth and expense management in Taiwan. Earnings improved approximately 11 million, or 20 percent sequentially, due to the favorable tax items and earnings growth, particularly in Japan and Mexico. Like AFS, upon completion of the transaction with ING, results of Aetna International will be reflected as a discontinued operation.

                    Large-case pension -- large-case pension's third quarter operating earnings of 20 million after tax were 6-percent lower than the third quarter of '99 and was 37-percent higher sequentially. The third quarter earnings were lower than the prior year, reflecting lower investment income due to the redeployment of capital supporting this business. Third quarter earnings were higher sequentially due to a greater level of partnership income. We expect LCP's fourth quarter to reflect a lower-level investment income, resulting from the continuing runoff of this business, as well as lower partnership income.

                    Corporate -- corporate expenses were about 2 million higher quarter-over-quarter due to higher interest expense related to the funding of the Prudential Healthcare acquisition, partially offset by lower corporate operating expenses. Corporate expenses were approximately 2 million lower sequentially, as higher interest expenses were more than offset by lower corporate operating expenses.


          ***********************************************************

Aetna has filed a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna will be available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING will be available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE
MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors will be soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Updated information with respect to the security holdings of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business and Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the capitalization of Aetna on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); and the outcome of litigation and regulatory matters, including numerous purported health care actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.